EXHIBIT 99.1



[First Federal                                                             FOR
Bancshares of Arkansas, Inc. logo]                                   IMMEDIATE
                                                                       RELEASE

1401 Highway 62/65 North                      FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                              Larry J. Brandt/CEO
Harrison, AR  72602                                       Tommy Richardson/COO
                                                           Sherri Billings/CFO
                                                                  870.741.7641



                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                ANNOUNCES STOCK REPURCHASE PROGRAM ACTIVITY

Harrison, Arkansas - November 9, 2006 (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation had completed its previously announced stock repurchase. The action, which consisted of a repurchase of 248,316 shares of the Corporation's issued and outstanding shares, commenced on December 1, 2005 and was completed on November 8, 2006. Such shares will be reflected as treasury shares and will be available for general corporate purposes.

In addition, First Federal Bancshares of Arkansas, Inc., announced today that its Board of Directors authorized the repurchase of up to 245,197 shares, or approximately 5 percent, of the Corporation's outstanding common stock.

Repurchases are authorized to be made by the Corporation from time to time in open-market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Larry J. Brandt, President/CEO of the Corporation, stated that "the stock repurchase reflects management's commitment to enhance shareholder value. We believe the repurchase of our stock is a wise and prudent use of excess capital."

As of September 30, 2006, the Corporation had total assets of $868.2 million. The Bank, in its 72nd year, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.